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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                          SCHEDULE 14A INFORMATION


        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by
       Rule14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[X]    Soliciting Material Pursuant to Rule 14a-12

                            EL PASO CORPORATION
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              (Name of Registrant as Specified in its Charter)

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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Letter Sent to El Paso's Shareholders By Ronald L. Kuehn, El Paso's New
Chairman and Chief Executive Officer

[EL PASO LOGO]
                                                                  March 28, 2003

Dear Fellow El Paso Shareholder:

    As your new Chairman and CEO, I want to give you an update on the progress that your company is making on its operational and financial plan. We know that this has been a difficult time for our shareholders, and we are working hard to restore the value of El Paso's stock.

    WE HAVE MADE SUBSTANTIAL STRIDES SO FAR IN 2003 AND, ALTHOUGH THERE IS STILL MUCH WORK TO DO, I AM CONFIDENT THAT WE WILL MEET OR EXCEED THE OBJECTIVES IN OUR PLAN. BEGINNING IN DECEMBER 2001, EL PASO HAS RESPONDED AGGRESSIVELY TO THE TUMULTUOUS CHANGES IN OUR INDUSTRY, WHICH HAVE NEGATIVELY AFFECTED NOT ONLY OUR COMPANY BUT ALSO MANY OTHERS IN THE ENERGY BUSINESS. YOUR BOARD AND MANAGEMENT ARE COMMITTED TO CONTINUING THIS PROCESS AND TO DELIVERING THE VALUE THAT IS INHERENT IN THIS COMPANY.

                           EL PASO'S FIVE-POINT PLAN

    As you know, El Paso's plan is based on five key principles:

PRESERVING AND ENHANCING THE VALUE
OF THE COMPANY'S CORE BUSINESSES

          El Paso is continuing to invest in our core businesses -- NATURAL GAS PIPELINES, NATURAL GAS PRODUCTION, MIDSTREAM AND NON-MERCHANT POWER -- to maintain our leadership positions.
          EL PASO HAS ASSEMBLED NORTH AMERICA'S LEADING NATURAL GAS FRANCHISE AND THE LARGEST NATURAL GAS PIPELINE NETWORK IN THE UNITED STATES. The company is rich in assets and fully integrated across the natural gas value chain.
          Our planned capital expenditures reflect this commitment to our core businesses -- WITH 87 PERCENT OF 2003 CAPITAL DEVOTED TO THE PIPELINE AND PRODUCTION BUSINESSES.
          Capital expenditures have been reduced substantially to $2.6 billion for 2003 -- WHICH REPRESENTS A DECREASE OF 35 PERCENT FROM 2002 AND A 54 PERCENT DECREASE FROM 2001.
          At the same time, we continue to review all proposed capital expenditures to ensure that the objective of enhancing and preserving the value of core businesses is balanced with near-term and intermediate-term capital needs.

EXITING NON-CORE BUSINESSES
QUICKLY, BUT PRUDENTLY

    We are on schedule with our stated plan to divest non-core assets. WE HAVE INCREASED OUR TARGET FOR SALES OF NON-CORE ASSETS TO $3.4 BILLION FROM THE ORIGINALLY PLANNED $2.9 BILLION. The company has signed agreements for or closed over $1.7 billion of this year's planned non-core asset sales.

          In January, we closed $333 million of asset sales, including the sale of our 50% interest in CE Generation L.L.C., our remaining coal operations and our natural gas gathering systems in Wyoming.



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          In late February, we completed the sale of our Corpus
          Christi refinery, our South Texas refined petroleum products pipeline and our Florida petroleum terminals and tug and barge operations for a total of approximately $444 million.

          We continued the process of exiting the trading business in an orderly manner by selling our European natural gas trading book. We will receive cash proceeds of $80 million, including the recovery of cash collateral. We expect to recover significantly larger amounts of our cash collateral over time in connection with our exit from the trading business.

          In March, we sold our Mid-Continent natural gas and oil reserves to Chesapeake Energy Corporation for $500 million. We also sold certain oil and gas properties in the San Juan basin for $138 million.

STRENGTHENING AND SIMPLIFYING OUR BALANCE SHEET
WHILE MAXIMIZING LIQUIDITY

    We are aggressively moving to improve our balance sheet and our liquidity in order to meet debt maturities in 2003 and 2004 and increase our financial flexibility.

          In early March, two of our pipeline subsidiaries, Southern Natural Gas (SNG) and ANR Pipeline, COMPLETED OFFERINGS OF SEVEN-YEAR NOTES TOTALING $700 MILLION -- $400 MILLION BY SNG AT A FIXED RATE OF 8 7/8 PERCENT AND $300 MILLION BY ANR PIPELINE AT A FIXED RATE OF 8 7/8 PERCENT.

          On March 13, the company closed a $1.2-billion two-year secured loan that was used in part to retire our Trinity River financing. This allowed the company full access to the cash flow from the assets that formerly secured this facility.

          On March 17, we retired $1 billion of notes issued in connection with our Electron power financing.

          WE ARE ACTIVELY ENGAGED IN RENEGOTIATING OUR CREDIT
          FACILITIES INCLUDING OUR $3 BILLION, 364-DAY REVOLVING
          CREDIT FACILITY, WHICH MATURES IN MAY 2003. EL PASO HAS THE OPTION TO CONVERT ANY OUTSTANDING BALANCE ON THIS FACILITY INTO A ONE-YEAR TERM-LOAN MATURING IN MAY 2004.

AGGRESSIVELY PURSUING
ADDITIONAL COST REDUCTIONS

          In 2002, the company reduced annual expenses by approximately $300 million. THE COMPANY HAS TARGETED AND IS MAKING PROGRESS ON AT LEAST AN ADDITIONAL $150 MILLION IN ANNUAL COST REDUCTIONS IN 2003.

          The company has sold its Gulfstream V corporate airplane for a price in excess of $30 million.

          We are undertaking a top-to-bottom analysis of the company to achieve substantial further cost reductions. We are committed to reducing expenses and designing the most effective cost structure possible for our businesses.



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WORKING DILIGENTLY TO RESOLVE LITIGATION
AND REGULATORY MATTERS

          On March 20, the company reached an agreement in principle to resolve the principal litigation and claims against the company relating to the sale or delivery of natural gas and/or electricity to or in the Western United States from September 1996 to the present. The settlement is subject to the negotiation of definitive settlement documents and review and approval of the settlement by the courts and the Federal Energy Regulatory Commission (FERC).

          THIS SETTLEMENT WILL HELP RESOLVE THE UNCERTAINTIES THAT HAVE SURROUNDED US IN THE MARKET OVER THE PAST FEW YEARS RELATING TO THESE ISSUES. WITH THESE ISSUES BEHIND US, WE WILL BE ABLE TO DEVOTE OUR FULL ENERGIES TO EXECUTING THE REMAINING ELEMENTS OF OUR OPERATIONAL AND FINANCIAL PLAN.

          The settlement was crafted to minimize current demands on the company's liquidity, and will result in an estimated after-tax charge of approximately $650 million to be taken in the fourth quarter of 2002.

                          EL PASO'S BOARD OF DIRECTORS

    WE RECENTLY ADDED THREE SEASONED ENERGY EXECUTIVES TO OUR BOARD, ROBERT W. GOLDMAN, JOHN WHITMIRE, AND J. MICHAEL TALBERT. WE ARE CONTINUING TO LOOK FOR ADDITIONAL HIGHLY QUALIFIED, INDEPENDENT DIRECTORS.

          Mr. Goldman is the former senior vice president, finance and chief financial officer of Conoco Inc.

          Mr. Whitmire is the chairman of CONSOL Energy, Inc., former executive vice president of Phillips Petroleum Company responsible for worldwide exploration and production, and former chairman and CEO of Union Texas Petroleum Holdings, Inc.

          Mr. Talbert is chairman and former CEO of Transocean Inc. and previously served as President and CEO of Lone Star Gas Company.

    WE BELIEVE THAT OUR BOARD HAS AN IMPRESSIVE COMBINATION OF IN-DEPTH KNOWLEDGE OF EL PASO, INDUSTRY AND FINANCIAL EXPERTISE, AND FRESH PERSPECTIVES. IN OUR VIEW, OUR BOARD IS PARTICULARLY WELL EQUIPPED TO OVERSEE THE EXECUTION OF OUR OPERATIONAL AND FINANCIAL PLAN, WHICH WILL SUBSTANTIALLY ENHANCE THE VALUES INHERENT IN EL PASO'S CORE BUSINESSES.

    In addition, the El Paso board is conducting a careful process to select the best candidate for the position of Chief Executive Officer. The board has established a search committee and has engaged Spencer Stuart, a leading executive search firm.

                         THE ZILKHA/WYATT PROXY CONTEST

    As you know, Selim K. Zilkha, who is working closely with Oscar S. Wyatt, Jr., has announced a proxy contest to replace our entire board with a slate of nine designees, including himself. Mr. Zilkha, 75, of Bel Air, California, served as a director of El Paso from November 1999 to February 2001, and as an advisory director from February 2001 to June 2002.

    MR. ZILKHA HAS NOT PROVIDED ANY BUSINESS PLAN UPON WHICH TO BE ELECTED.



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    HOWEVER, YOUR COMPANY, ITS BOARD AND ITS MANAGEMENT DO HAVE A DETAILED PLAN,
WHICH IS BASED UPON FACTS AND IN-DEPTH KNOWLEDGE OF EL PASO. SINCE EARLY 2003,
WE HAVE BEEN IMPLEMENTING THIS PLAN, AND AS THIS LETTER AND OUR RECENT ANNOUNCEMENTS SHOW, WE ARE MAKING SOLID PROGRESS.

    We have tried to avoid this proxy contest and we believe that you should know the following:

          We have consistently sought to engage Mr. Zilkha in a number of dialogues to address his concerns, including a number of meetings with him and his advisors. We offered Mr. Zilkha the opportunity to submit candidates for nomination to our board. DESPITE THESE NUMEROUS EFFORTS TO REACH OUT TO MR. ZILKHA, HE REJECTED THE COMPANY'S PROPOSALS AND CHOSE TO LAUNCH HIS PROXY CAMPAIGN.

          AS A FORMER MEMBER OF THE EL PASO BOARD, AND LATER AS AN ADVISORY DIRECTOR OF EL PASO, MR. ZILKHA SUPPORTED THE
          STRATEGIC DECISIONS HE IS NOW CRITICIZING.

          Mr. Zilkha voluntarily chose to relinquish his role as an advisory director, so as to be free from limitations on his personal sales of company stock. Since leaving the El Paso board, Mr. Zilkha has disposed of more than 3.7 million shares of El Paso stock.

          MR. ZILKHA HAS NOW PROPOSED THE UNCONVENTIONAL STEP OF
          HAVING A COMMITTEE OF FOUR OF HIS NOMINEES RUN EL PASO ON A DAY-TO-DAY BASIS UNTIL A CEO IS HIRED.

          Although Mr. Zilkha has said he does not have the information to develop a detailed business plan or strategy, and that it would be 'INAPPROPRIATE' for him to do so, he may still decide to provide forecasts or projections for the company before his nominees are elected.

          BY HIS OWN ADMISSION, ANY BUSINESS STRATEGIES, PLANS OR
          PROJECTIONS MR. ZILKHA MAY OFFER WILL BE BASED UPON
          INCOMPLETE INFORMATION AND SUBJECT TO THE RESULTS OF THE NEW BOARD AND FOUR-MAN MANAGEMENT COMMITTEE'S EDUCATION PROCESS.

    We also think it is noteworthy that Oscar Wyatt, 78, is working with Mr. Zilkha and sharing the costs of the proxy contest. In our opinion there are clear conflicts between Mr. Wyatt's interests and those of other El Paso shareholders given that:

          Mr. Wyatt is a plaintiff in a shareholder suit against El Paso. In addition, he is the defendant in a lawsuit brought by El Paso resulting from his default on payment of a loan guarantee in favor of the company in the amount of $2.5 million plus interest.

          He has formed an energy company, NuCoastal, which has attempted to acquire assets that compete with El Paso.

          Under Mr. Wyatt's leadership, Coastal Corp. made a number of hostile takeover attempts and engaged in 'greenmail' transactions.

          Coastal's governance record under Mr. Wyatt included a number of actions adverse to shareholder interests, including the adoption of a staggered board structure and the issuance of 'super-voting' stock that allowed Mr. Wyatt personally to exercise substantial control over Coastal.

    BASED UPON HIS PAST HISTORY, HIS CURRENT ADVERSARIAL RELATIONSHIP WITH EL PASO AND HIS OWNERSHIP OF A COMPETING BUSINESS, WE DO NOT BELIEVE IT IS IN THE INTERESTS OF OUR SHAREHOLDERS TO SUPPORT ANY PROPOSAL THAT COULD INCREASE MR. WYATT'S INFLUENCE OVER EL PASO.

                  WE URGE YOU TO REJECT THE ZILKHA/WYATT SLATE

    We believe that a wholesale change in our Board of Directors and a subsequent change in management, followed by a 'schooling' process for the brand new Zilkha/Wyatt directors, would be disruptive and would adversely affect the execution of our plan. ACCORDINGLY, THE BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT YOU REJECT THE ZILKHA/WYATT ATTEMPT TO TAKE OVER THE BOARD BY REPLACING ALL OF OUR DIRECTORS WITH THEIR SLATE OF NINE DESIGNEES.

    This is a critical period for El Paso, during which we are continuing to move forward with the negotiation and execution of numerous financings, asset sales and other transactions necessary to meet the key objectives of our plan.

                          YOUR SUPPORT IS APPRECIATED

    YOUR COMPANY, ITS BOARD AND ITS MANAGEMENT -- UNLIKE ZILKHA/WYATT -- DO HAVE A DETAILED PLAN, WHICH IS BASED UPON FACTS AND IN-DEPTH KNOWLEDGE OF EL PASO.

    El Paso is a great company with high-quality assets and the most qualified and dedicated employees in the industry. We believe that this company has a promising future. We also know that it takes hard work and dedication to succeed. WE BELIEVE THAT, THROUGH THE HARD WORK OF OUR EMPLOYEES, EL PASO IS MAKING STEADY PROGRESS WITH ITS PLAN TO REDUCE EXPENSES, STRENGTHEN ITS BALANCE SHEET, ENHANCE LIQUIDITY AND FOCUS ON ITS CORE BUSINESSES.

    We will be mailing you our proxy materials, including a WHITE proxy card for you to vote. We encourage you to vote to support your Board. Your vote is critical, no matter how many shares you own.

    If you have any questions about the proxy solicitation or need additional information about the El Paso stockholders' meeting, please contact MacKenzie Partners, Inc. at (800) 322-2885 or visit El Paso's website at www.elpaso.com. The company updates our website regularly.

    On behalf of the entire El Paso board, I thank you for your continued support and promise that we will continue to work hard on behalf of all our shareholders.

                                          Sincerely,

                                          /s/ Ronald L. Kuehn

                                          RONALD L. KUEHN
                                          Chairman and Chief Executive Officer

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This letter includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to attract and retain qualified members of the Board of Directors; the successful recruitment and retention of a qualified CEO; the successful implementation of the 2003 operational and financial plan; the successful implementation of the settlement related to the Western Energy Crisis; actions by the credit rating agencies; the successful close of financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; difficulty in integration of the operations of previously acquired companies; competition; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

ADDITIONAL IMPORTANT INFORMATION

    Prior to its 2003 annual meeting, El Paso will furnish to its shareholders El Paso's definitive proxy statement relating to this meeting, together with a WHITE proxy card. Shareholders are strongly advised to read this proxy statement when it becomes available, as it will contain important information.

    Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and any other documents filed by El Paso with the Securities and Exchange Commission for free at the Internet web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at El Paso's Internet web site at www.elpaso.com or by writing to El Paso Corporation, Investor Relations, PO Box 2511, Houston, TX 77252. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.

    To the extent that individual customers, independent industry researchers, financial analysts, or El Paso commissioned research, are quoted, it is El Paso's policy to use reasonable efforts to verify the source and accuracy of the quote. El Paso has not, however, sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material. Also, El Paso may express opinions and beliefs. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of El Paso.

    Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso's shareholders is contained in the Schedule 14A filed by El Paso with the Securities and Exchange Commission on February 18, 2003, as amended by a
Schedule 14A filed by El Paso on March 18, 2003.



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 If you have any questions about the proxy solicitation or
need additional information about the El Paso stockholders'
  meeting, please contact MacKenzie Partners, Inc. as set
                        forth below:
                  [MACKENZIE PARTNERS LOGO]
                     105 Madison Avenue
                  New York, New York 10016
               (212) 929-5500 (Call Collect)
                             or
               CALL TOLL-FREE (800) 322-2885
            E-mail: proxy@mackenziepartners.com